As filed with the Securities and Exchange Commission on October 10, 2019

Registration No. 333-220387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT NO. 333-220387

Under

The Securities Act of 1933

CONNECTICUT WATER SERVICE, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-0739839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

93 West Main Street

Clinton, CT 06413

(860) 664-6030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Benoit

President

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413

(860) 664-6030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-220387) of Connecticut Water Service, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on September 8, 2017 (as amended, the “Registration Statement”).

The Registration Statement registered 438,271 shares of common stock, without par value (“Common Stock”), of the Company pursuant to the Company’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan, dated August 11, 2017 (the “Offering”).

On October 9, 2019, pursuant to the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, by and among the Company, SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of SJW (the “Merger”).

As a result of the Merger, the Company has terminated the Offering, and no additional Common Stock will be issued thereunder. The Company, by filing this Post-Effective Amendment No. 1 to the Registration Statement, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Common Stock registered for issuance but which remain unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1. This filing is made in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock which had been registered for issuance but remain unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, in the State of Connecticut on this 10th day of October, 2019.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit

Name:	David C. Benoit

Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.